                                                                      EXHIBIT 11

                              HERMAN MILLER, INC.
                   COMPUTATIONS OF EARNINGS PER COMMON SHARE
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)



                                    Three Months Ended       Six Months Ended
                                  ----------------------  ----------------------
                                   Nov. 29,    Nov. 30,    Nov. 29,    Nov. 30,
                                     1997        1996        1997        1996
                                  ----------  ----------  ----------  ----------
NET INCOME APPLICABLE TO COMMON   $   29,648  $   17,852    $ 56,922  $   33,438
SHARES

Weighted Average Common Shares
Outstanding                       45,361,638  47,617,226  45,693,076  47,873,458

Net Common Shares Issuable Upon
Exercise of Certain Stock Options    887,201     715,244     910,429     548,056
                                  ----------  ----------  ----------  ----------
WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING ADJUSTED              46,248,839  48,332,470  46,603,505  48,421,514
                                  ==========  ==========  ==========  ==========

NET INCOME PER SHARE              $      .64  $      .37    $   1.22  $      .69
                                  ==========  ==========  ==========  ==========


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